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EXHIBIT 10.15

PerfectData Corporation
110 West Easy Street
Simi Valley, CA 93065
October 25, 2000

Mr. Alexey Afanasiev
4 Pravdy #14
Novosibirsk, 630090
Russia

Re: License for Silkyboard Patent

Gentleman:

    With the assistance and participation of Business Solutions Group, Inc. ("BSG") in mediating the present agreement and in optionally providing leads for sale of Licensed Products, as defined hereinbelow, Effective upon the date hereof (the "Effective Date"), Alexey Afanasiev ("Inventor") hereby grants Perfectdata Corporation ("Licensee") a license to use certain of Inventor's Intellectual Property, as hereinafter defined, in connection with the Licensed Product(s), as hereinafter defined, on the terms and conditions set forth herein, including compensation to BSG for its role in establishing and supporting this Agreement. For purposes of this Agreement the following term shall have the following meaning:

    "Copyright(s)" means any work containing copyrightable subject matter that Inventor owns or has the right to license to others that relates to the Licensed Product(s), including without limitation works registered with the Copyright Office of the United States or any foreign country or works for which an application to register the work with the Copyright Office of the United States or any foreign country has been filed.

    "Intellectual Property" means the entire right, title, and interest in and to all proprietary rights encompassed within the categories of Copyright(s), Know-How, Mark, and Patent(s).

    "Know-How" means technology, inventions, designs, drawings, processes, recipes, formulae, data, technical information, and other intellectual, industrial, or commercial property, that are known to and possessed by Inventor as of the Effective Date and that relate to the Licensed Product(s).

    "Licensed Product(s)" means Product(s) that incorporate the Intellectual Property, any Improvement(s), or any portion(s) of the Intellectual Property or Improvement(s).

    "Mark" means the trademark SILKYBOARD, including all rights associated with such trademark arising under provincial, state, federal, or other local or national law throughout the world, and all goodwill associated with such trademark. urposes of this Agreement, the Mark shall include, without limitation, all rights arising from the United States Trademark Application Serial Number 75/750,549, filed on August 11, 1999.

    "Patent(s)" means all patent rights that may be granted throughout the world for the invention disclosed in the international application PCT/RU99/00430, filed on November 11, 1999 (the "PCT Application"), claiming priority based upon United States provisional application 60/136,384, filed on May 27, 1999 (the "Priority Application"), and any and all divisions, continuations, renewals, reissues, or extensions thereof, as well as all rights of priority under the terms of the International Convention for the Protection of the Industrial Property, but expressly excluding any continuation in part or the equivalent thereof.

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    "Product(s)" means personal digital assistant device(s) that operate on a PalmOS platform or any other technological device(s) that operate on a PalmOS platform, including computer programs and accessories for such device(s).

    This Agreement and the licenses granted herein shall become effective as of the date hereof and shall remain in effect until February 1, 2001 at which time this Agreement terminates. This agreement shall also terminate in the event that Licensee sells 50,000 units of Licensed Product(s) based on orders it places exclusive of any orders provided by Business Solutions Group, Inc. or Inventor. Subject to the terms and conditions of this Agreement, Inventor grants to Licensee, and Licensee accepts, an exclusive right and license in the United States and its territories to use the Patent(s) to make, have made, distribute, use, offer for sale, market, advertise and sell 50,000 units of the Licensed Product(s). All packaging for the Licensed Product(s) manufactured by Licensee or at its direction shall bear the notice "Patent Pending" and a notice that "additional information is available at www.silkyboard.com." Subject to the terms and conditions of this Agreement, Inventor grants to Licensee, and Licensee accepts, an exclusive right and license in the United States and its territories in and to the Know-How to make, have made, distribute, use, offer for sale, and sell 50,000 units of the Licensed Product(s). Subject to the terms and conditions of this Agreement, Inventor grants to Licensee, and Licensee accepts, an exclusive right and limited license in the United States and its territories to reproduce, distribute, and make derivative works based upon the Copyrights for use only in connection with making, having made, selling, or marketing of 50,000 units of the Licensed Product(s). Any marketing materials not sold together with the Licensed Product are to be recalled or destroyed, as appropriate, promptly after termination of this Agreement. Subject to the terms and conditions of this Agreement, Inventor grants to Licensee, and Licensee accepts, an exclusive right and license in the United States and its territories to use the Mark to produce, have produced, promote, distribute, and sell 50,000 units of the Licensed Product(s). [delete "for term of this Agreement"]. During the term of this Agreement, the Licensed Product(s) shall be sold exclusively under the Mark, and no Product(s) shall be sold that do not bear the Mark. Licensee acknowledges and agrees that, during the term of this Agreement, its use of the Mark shall inure to Inventor's benefit. Furthermore, Licensee agrees that all Licensed Product(s) to which the Mark is affixed shall be formulated, manufactured, promoted, and sold in a first rate manner. Licensee understands and agrees that Inventor has the right to and will monitor the quality of the Licensed Product(s) sold under the Mark during the term of this license. Upon written request from Inventor, Licensee shall provide to Inventor a reasonable number of samples of the Licensed Product(s) to which the Mark is affixed, so that Inventor may monitor the quality of such Licensed Product(s) and otherwise protect and maintain Inventor's rights in the Mark throughout the term of the license. The rights and licenses granted herein shall terminate upon the termination of this Agreement. This Agreement and the licenses granted herein shall not be violated due to the fulfillment from its existing inventory by BSG or Inventor of any purchase orders that may be received prior to the effective date of this Agreement, yet which are fulfilled after the effective date. BSG shall purchase from the Licensee all of the Licensee's unsold inventory of the Products on or before February 10, 2001 for a purchase price equal to the Licensee's manufacturing cost thereof plus ten (10%) percent payable in full by wire transfer or certified check. If BSG breaches its agreement to repurchase the inventory the Licensee may sell the inventory on or before October 27, 2001.

    In consideration for the rights granted herein, Licensee agrees to pay a royalty in the amount of Eight Dollars and Fifty Cents United States Dollars (U.S. $8.50) for each unit of Licensed Product sold by the Licensee as set forth in this paragraph. This royalty shall be paid on a monthly basis on the fifteenth day of each calendar month with respect to units paid for by customers in the prior calendar month, with the first payment to be made in January 2001 with respect to all collections prior thereto and on a monthly basis thereafter. These royalty payments are subject to offset only against payments made to BSG to the extent that the Licensee is not repaid its loan to BSG in the amount of $60,000 on December 15, 2000 which loan is evidenced by a promissory note of even date herewith. The royalty payments to be paid by Licensee are divided as follows: one half of the royalty to BSG and the second

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half to Inventor. BSG and the Inventor hereby agree that if they obtain a request or inquiry to purchase the Licensed Products from any U.S. retailer for U.S. retail stores prior to February 1, 2001 they shall refer such request or inquiry to the Licensee. However, the total number of Licensed Products that the Licensee may manufacture or sell under this license shall be increased by the amount of units purchased by any such referred customer. Simultaneously with the execution hereof, the Inventor and the Licensee are entering into an option for a perpetual expanded license for the Intellectual Property. In the event that the Licensee exercises its option to enter into the perpetual license, the Licensee shall not owe BSG and the Inventor the royalty due hereunder and, to the extent already paid, shall receive a credit therefor, under the perpetual license.

    Nothing in this Agreement or in Licensee's use of the Intellectual Property shall grant Licensee any rights in or to the Intellectual Property or any portion thereof, other than the rights expressly licensed pursuant to this Agreement. Licensee acknowledges Inventor's rights in the Intellectual Property until such time as any such rights shall be assigned to Licensee. Licensee shall not commit, or cause any third party to commit, any act challenging, contesting, or in any way impairing or attempting to impair Inventor's rights in and to the Intellectual Property or any portion thereof, for so long as Licensee holds a license to such Intellectual Property or any portion thereof. Furthermore, Licensee represents and warrants that it shall use the Intellectual Property only in accordance with the terms and conditions of this Agreement, and only for so long as Licensee holds a license to such Intellectual Property or any portion thereof.

    Inventor hereby makes the following representations and warranties.

      a.  Ownership of the Intellectual Property.  Inventor hereby represents and warrants that Inventor owns all right, title, and interest in and to the Intellectual Property. Inventor has not transferred any right, title, or interest in or to the Intellectual Property to any party; however, Inventor has entered into a representation agreement which concerns sharing of royalties, but not ownership to the underlying Intellectual Property.

      b.  Noninfringement.  Inventor hereby represents to his knowledge that the Intellectual Property does not infringe the rights of any third party, including, without limitation, patent, copyright, trade secret, trademark, or other intellectual property rights. Inventor further represents and warrants that Inventor has no knowledge of any pending, threatened, or potential claims by any third party relating to the Intellectual Property.

      c.  Power to Enter into Agreement.  Inventor hereby represents and warrants that Inventor has full power to enter into this Agreement and that Inventor's power to enter into this Agreement is not impaired in any way by any duties or obligations assumed by Inventor prior to the Effective Date and still existing as of the Effective Date.

    Licensee hereby agrees as follows:

    a.
    Licensee's Efforts under Agreement. Licensee agrees to and will use (1) commercially reasonable efforts to sell Licensed Product during the term of this Agreement, (2) commercially reasonable efforts to fill any orders referred to Licensee by BSG or Inventor in the ordinary course of business at prices and on terms in accordance with Licensee's normal pricing policies; (3) commercially reasonable efforts to produce 50,000 units of the Licensed Product within four (4) weeks of the effective date of this Agreement.

    b.
    Option for Perpetual License. In the event that Licensee opts not to enter into the perpetual license based on the results of their due diligence, Licensee shall turn over to Inventor its list of customers who purchased Licensed Products from the Licensee and agrees that Inventor can solicit future sales of the Licensed Product(s) from the customers on that list.

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    Until the termination of this Agreement and thereafter, Inventor shall hold all financial terms of this Agreement, technology, inventions, designs, drawings, processes, recipes, formulae, data, technical information and the like, which are disclosed by Licensee to Inventor or received by Inventor under this Agreement (collectively, "Licensee Confidential Information") in confidence, and shall not disclose the Licensee Confidential Information, unless permitted hereunder, to any third party without Licensees' prior written consent. Inventor shall not make any use of the Licensee Confidential Information during or after the termination of this Agreement except as expressly permitted herein.

    Until the termination of this Agreement and thereafter, Licensee shall hold all financial terms of this Agreement, the Know-How and all other technology, inventions, designs, drawings, processes, recipes, formulae, data, technical information and the like, which are disclosed by Inventor to Licensee or received by Licensees' personnel under this Agreement (collectively, "Inventor Confidential Information") in confidence, and shall not disclose the Inventor Confidential Information, unless permitted hereunder, to any third party without Inventor's prior written consent. Without limiting the foregoing, the Licensee may disclose the Inventor Confidential Information on an as needed basis to its manufacturer and to the extent it is included in a Licensed Product sold by Licensee. Licensee shall not make any use of the Inventor Confidential Information during or after the termination of this Agreement except as expressly permitted herein.

    The confidentiality obligations set forth in this Agreement shall not apply to any information that: (i) is or becomes generally available to the public other than as a result of disclosure by one of the parties or the parties' agents, employees, representatives, or advisors; (ii) is rightfully disclosed to either of the parties by a third party without any breach of the confidentiality obligations hereunder; (iii) is independently developed by a party without having had access to the other party's Confidential Information; (iv) is disclosed by one of the parties with express authorization to disseminate the information to third parties; or (v) must be disclosed pursuant to a Court order.

    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Licensee shall not be entitled to assign this Agreement and its rights and obligations hereunder to any third party without obtaining the prior written consent of Inventor, which consent shall not be unreasonably withheld or delayed. Inventor shall not be entitled to assign this Agreement and his rights and obligations hereunder to any third party without obtaining the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed.

    No amendment of any provision of this Agreement shall be valid unless the amendment shall be in writing and signed by Inventor and Licensee.

    No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, regardless of whether intentional, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    Any term or condition of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    This Agreement by and among Licensee and Inventor shall constitute the entire agreement between the parties with respect to the subject matter hereto and shall supersede any prior understandings, agreements, covenants, warranties, or representations by or between the parties, written or oral.

    This Agreement shall be enforced, governed by, and construed in accordance with the laws of the State of New York, regardless of the choice of law or conflict of law provisions of or any other jurisdiction. The parties agree that any suit brought in connection with this Agreement shall be brought

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exclusively in the state or federal courts located in the in the county of New York. The parties consent to the personal jurisdiction of such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO VENUE, INCLUDING AN OBJECTION BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT SUCH PARTY NOW HAS OR HEREAFTER MAY HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION.

    This letter shall confirm our agreement with respect to the above referenced license.

Very truly yours, PERFECTDATA CORPORATION
		By:	/s/ HARRIS SHAPIRO
Acknowledged and Agreed to This 27th day of October, 2000:
/s/ ALEXEI AFANASIEV Alexei Afanasiev

Acknowledged and Agreed to This 27th day of October, 2000:
BUSINESS SOLUTIONS GROUP, INC.
BY:	/s/ DMITRI SIMONENKO Dmitri Simonenko

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